Exhibit 99.2

Theriva™ Biologics Achieves Target Patient Enrollment in the VIRAGE Phase 2b Trial of VCN-01 with Gemcitabine/nab-Paclitaxel for the Treatment of Metastatic Pancreatic Cancer

- Target of 92 evaluable patients (46 in each of the control and VCN-01 treatment arms)
enrolled across 15 sites in Spain and the USA within 21 months –

Rockville, MD, September 23, 2024 – Theriva™ Biologics, Inc. (NYSE American: TOVX), (“Theriva” or the “Company”), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced that it has achieved their target patient enrollment in the VIRAGE Phase 2b clinical trial evaluating the Company’s lead product candidate VCN-01 plus standard-of-care (SoC) chemotherapy (gemcitabine/nab-paclitaxel) as a first line therapy for patients with metastatic pancreatic ductal adenocarcinoma (PDAC). VCN-01 is a systemically-administered, tumor selective, stroma-degrading oncolytic adenovirus that has been granted Orphan Drug Designation and Fast Track Designation by the U.S. Food and Drug Administration (FDA) for the treatment of PDAC.

“We are delighted to have achieved target enrollment for our VIRAGE Phase 2b trial in metastatic PDAC,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Rapid progress in the VIRAGE trial is a testament to physician interest in VCN-01 and the significant unmet need for an effective treatment for this deadly disease. We are currently planning regulatory engagements to discuss next steps in VCN-01 clinical development, including the potential for an interim data analysis.”

About Pancreatic Ductal Adenocarcinoma

Cancer of the pancreas consists of two main histological types: cancer that arises from the ductal (exocrine) cells of the pancreas or, much less often, cancers may arise from the endocrine compartment of the pancreas. Pancreatic ductal adenocarcinoma (“PDAC”) accounts for more than 90% of all pancreatic tumors. It can be located either in the head of the pancreas or in the body/tail. Pancreatic cancer usually metastasizes to the liver and peritoneum. Other less common metastatic sites are the lungs, brain, kidney and bone. In its early stages, pancreatic cancer does not typically result in any characteristic symptoms, so in most cases it is diagnosed in its late stages (locally advanced non-metastatic or metastatic disease) when surgical resection and possibly curative treatment is not possible. It is generally assumed that only 10% of cases are resectable at presentation, whereas 30-40% of patients are diagnosed at local advanced/unresectable stage and 50-60% present with distant metastases.

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. In addition to the VIRAGE Phase 2b trial, VCN-01 has been administered to over 80 patients in Phase 1 and investigator-sponsored clinical studies of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About VIRAGE

VIRAGE is a two-arm Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. The study is being conducted at 16 sites across the US and Europe with a target enrollment of 92 evaluable patients; 46 in each of the control and treatment arms. In both the control and treatment arms, patients are treated with gemcitabine/nab-paclitaxel standard of care chemotherapy in 28-day cycles. In the treatment arm only, patients also receive single doses of intravenous VCN-01 administered seven-days prior to the first and fourth cycles of gemcitabine/nab-paclitaxel treatment. Primary endpoints for the trial are overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, objective response rate, and measures of biodistribution, VCN-01 replication, and immune response. More information about the trial is available on Clinicaltrials.gov (NCT05673811), through the Spanish Clinical Trials Registry and European Union Drug Regulating Authorities Clinical Trials Database (EudraCT Number: 2022-000897-24).

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding planning regulatory engagements to discuss next steps in VCN-01 clinical development, including the potential for an interim data analysis. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to generate clinical data that establishes VCN-01 may lead to improved clinical outcomes for patients with PDAC and other solid cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s and VCN’s ability to maintain license agreements, the continued maintenance and growth of the Company’s and VCN’s patent estate, the ability to continue to remain well financed and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:
Investor Relations:

Chris Calabrese
LifeSci Advisors, LLC
ccalabrese@lifesciadvisors.com
917-680-5608

Source: Theriva Biologics, Inc.